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EXHIBIT 10.39


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this 10th day of May, 2001, to be effective as of April 1, 2001, by and between IntraNet Solutions, Inc., a Minnesota corporation (hereinafter referred to as "Company"), and Scott Norder, residing at 1516 Darien Club Dr., Darien, IL 60561, (hereinafter referred to as "Employee").

WITNESSETH:

WHEREAS, the Company desires to assure itself of the services of Employee; and

WHEREAS, Employee desires to be employed by the Company.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1. Employment. The Company agrees to employ Employee and Employee agrees to accept such employment upon the terms and conditions hereinafter set forth.

2. Duties. Employee shall serve in an executive capacity as the President of the Company's Information Exchange Division and Vice President, Strategy, of the Company, performing such services as the By Laws provide, and as the Company's Board of Directors may, from time to time, determine.

3. Term. This Agreement shall be for a one (1) year period commencing on April 1, 2001 and terminating on March 31, 2002, unless extended by mutual written agreement of the parties. Expiration of this agreement will be deemed a Constructive Termination only if: (i) a new Agreement has not been presented by Employer to Employee prior to the expiration of this Agreement; or (ii) the parties have not mutually agreed in writing to extend this Agreement prior to the expiration of this Agreement.

4. Base Salary. In consideration for the Employee's service under this Agreement, the Company agrees to pay Employee a Base Salary at a rate of Two Hundred Thousand Dollars ($200,000). Annually, on or before April 1st of each year, Employee will receive a performance review and the Base Salary may be increased at such time in the sole discretion of the Chief Executive Officer. The Base Salary shall be subject to any withholding required by law and shall be payable in accordance with the normal payroll practices of the Company. Employee's annual Base Salary shall not be reduced after any increase and the term "Base Salary" for purposes of this Agreement shall refer to Base Salary as most recently increased.

5. Annual Bonus. Employee will be eligible for an annual bonus of up to 50% of Base Salary, payable quarterly, dependent upon achievement of Company performance and personal objectives as established by the Chief Executive Officer from time to time.

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6.       Additional Benefits and Working Facilities.

         (a) The Company shall furnish Employee with the equipment, office space, secretarial support and such other items related to his employment that Employee determines are necessary, useful, and appropriate to him for the duties required by his employment. The Company shall reimburse for reasonable travel, entertainment and other business related expenses, including but not limited to, conference membership fees and cellular phone costs and charges, Employee incurs on behalf of the Company.

         (b) The Company shall provide Employee health and dental insurance, 401(k), and any other benefits included in its corporate benefit program on terms no less favorable than those applicable to the Company's Chief Executive Officer. In addition, Employee shall have the benefit of such other employee benefit plans that the Company may, from time to time, establish and in which Employee would be entitled to participate pursuant to the terms thereof. THE COMPANY AT ITS SOLE DISCRETION SHALL HAVE THE RIGHT TO CHANGE OR DISCONTINUE SUCH PLANS.

         (c) Employee shall be entitled to annual paid vacation accruing at the rate of four weeks per year of employment. Unused vacation will carry over into subsequent years.

         (d) In addition to Section 7(c) above, Employee shall accrue personal days at the rate of six (6) personal days per year of employment. Any personal days not used within one year following accrual shall lapse.

         (e) The Company shall reimburse Employee for all reasonable expenses incurred by Employee in connection with the Company's business, upon presentation of itemized statements therefore.

         (f) As additional consideration for the Employee's services under this Agreement, the Company agrees to grant Employee an option grant to purchase 25,000 shares of the Company's Common Stock at the fair market value on April 3, 2001, vesting ratably over a 4 year period on each anniversary of the grant date. Vested options are exercisable until the earliest of (i) the ten year anniversary of the grant date; or (ii) the one-year anniversary of employment termination for any reason. The options granted to Employee pursuant to this Section shall be "incentive stock options," intended to qualify, and as permitted, under Section 422 of the Internal Revenue Code of 1986.

7.       Events of Termination. This Agreement may be terminated as follows:

         On the expiration of the term set forth at Section 3 above.

By mutual written agreement of the parties.

         (c)      Upon Employee's death.

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         (d) Severance Payments. If the Company terminates Employee's employment other than for "Cause" or Employee terminates employment due to a "Constructive Termination," the Company will continue Employee's annual Base Salary and health benefits for six months after termination of employment. Effective January 10, 2002, if the Company terminates Employee's employment other than for "Cause" or Employee terminates employment due to a "Constructive Termination," the Company will continue Employee's annual Base Salary and health benefits for twelve months after termination of employment.

             (i) "Cause" for purposes hereof shall mean the Employee's (i) willful and continued failure to substantially perform duties, after the Board delivers written demand for performance which specifically identifies the failure, and after a 30 day opportunity for Employee to cure such failure; (ii) conduct that is demonstrably and materially injurious to the Company; or (iii) conviction of a felony that directly reflects upon his fitness to act as President of the Company's Information Exchange Division and Vice President, Strategy, of the Company.

             (ii) "Constructive Termination" shall mean (i) a material reduction or change in Employee's job duties, responsibilities and requirements inconsistent with Employee's position with the Company; (ii) any reduction in Employee's annual compensation; or
             (iii) the relocation of Employee's base office outside the Chicago area.

8. Accelerated Vesting of Stock Options. Effective on July 10, 2001, if the Company terminates Employee's employment other than for Cause or if Employee terminates his employment due to a Constructive Termination, then, for each stock option, either (a) Employee will be credited with one year additional vesting service, or (b) one-half (1/2) of the then-unvested portion of each stock option will become fully vested, whichever acceleration provision produces the most vested options.

9.       Inventions.

         (a) "Inventions," as used in this Section 9, means any discoveries, improvements, and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Employee makes, authors, or conceives (either alone or with others) and that:

             (i) concern directly the Company's business or the Company's present or demonstrably anticipated future research or development;

             (ii)  result from any work that Employee performs for the Company;

             (iii) use the Company's equipment, supplies, facilities, or trade secret information; or

             (iv) Employee develops during the time the Employee is performing employment duties for the Company.

         (b) Employee agrees that all inventions made by Employee during the term of this Agreement will be the Company's sole and exclusive property, and that Employee will, with respect to any invention:

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             (i)   keep current, accurate, and complete records, which will
             belong to the Company and be kept and stored on the Company's premises while Employee is employed by the Company;

             (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing
             (and without request);

             (iii) assign (and Employee does hereby assign) to the Company all of his rights to the Invention, any applications he makes for patents or copyrights in any country, and any patents or copyrights granted to him in any country; and

             (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain letters patent and/or copyrights on the invention and to vest the entire right to title the Invention in the Company. The requirements of this subsection (b) do not apply to any Invention for which no equipment or trade secret information of the Company was used which was developed on the Employee's own time and: (1) which does not relate directly to the Company's business or to the Company's actual or demonstrably anticipated research or development; or (2) which does not result in any way from any work Employee performed for the Company. Except as previously disclosed to the Company in writing, prior to the commencement of employment hereunder, the Employee does not have and will not assert, any claims to or rights under any discoveries, improvements, ideas or works of authorship which are within the scope of the Company's business. With respect to obligations performed by the Employee under this subsection 9(b) following termination of employment, the Company will pay Employee reasonable hourly compensation (consistent with the last Base Salary) and will pay or reimburse all reasonable out-of-pocket expenses.

10.      Confidential Information.

         (a) "Confidential Information," as used in this Section 10, means information that is not generally known and that is proprietary. Any information, that Employee reasonably should consider Confidential Information, or the Company designates as Confidential Information, will be presumed to be Confidential Information (whether Employee or others originated it and regardless of how the Employee obtained it).

         (b) Except as specifically permitted by the Company's Board of Directors or by written Company policies, Employee will never, either during or after his employment by the Company, use Confidential Information for any purpose other than the business of the Company or disclose it to any person who is not also an employee of the Company. When Employee's employment with the Company ends, Employee will promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information including all copies, reproductions and specimens of the Confidential Information in the Employee's

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possession, regardless of who prepared them and will promptly deliver any other property of the Company in the Employee's possession, whether or not Confidential Information. The provisions of this Section shall not apply to testimony as a witness, compliance with other legal obligations, or assertion of or defense against any claim of breach of this Agreement, or to her statements or disclosures to officers or directors of the Company, and shall not require the Employee to make false statements or disclosures.

11. Conflicts of Interest. Employee agrees that he will not, directly or indirectly, transact business with the Company personally, or as agent, owner, partner or shareholder of any other entity; provided, however, that any such transaction may be entered into if knowingly approved by all of the disinterested members of the Company's Board of Directors.

12. Non-Competition Agreement. During the full term hereof, and on the termination of Employee's employment for any reason, Employee shall not, for a period of twelve (12) months from the date of such termination:

         (a) directly or indirectly, anywhere in the United States, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with, or have any interest in, as a stockholder, director, officer, employee, agent, advisor, consultant, partner, or otherwise:

         (b) any "business" that manufactures, produces, sells, markets or distributes any products or services that are being manufactured, produced, marketed, sold or distributed by Company as of the date of such termination; or
(b) any other business that is competitive with any business currently or hereafter conducted by Company as of the date of such termination; provided, however, that nothing contained herein shall prohibit Employee from owning less than 3% of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market. Employee acknowledges and agrees that the provisions of this Section are both reasonable and valid in geographical and temporal scope and in all other respects. If any of the provisions of this Section are held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

         (c) either directly or indirectly, alone or with others, solicit or assist anyone else in the solicitation of, any of the employees employed by Company at the time of Employee's termination of employment with Company, to terminate their employment with Company and to become employed by any business enterprise with which the Employee may then be associated, affiliated or connected.

Employee will, prior to accepting employment, consulting or similar contract or agreement with any third party, inform that party of this Agreement and provide that party with a copy of this Agreement. Employee acknowledges that Sections 4, 5 and 7d are adequate compensation for this Section 12.

13. No Adequate Remedy. Employee understands that if the Employee fails to fulfill the Employee's obligations under Section 9, 10, 11 or 12 of this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any other

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rights or remedies available to the Company at law, in equity, or by statute, the Employee thereby consents to the specific enforcement of the provisions of those Sections by the Company through an injunction or restraining order issued by an appropriate court.

14. Certain Additional Payments by the Company. If Employee becomes entitled to any payments or benefits whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change in control or any person affiliated with the Company or such persons (in the aggregate, "Payments" or singularly, "Payment") which are determined to be subject to the tax imposed by Section 4999 or any successor provision of the Code or any similar state or local tax, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay Employee as soon as practical an additional amount ("Gross-Up Payment") such that the net amount retained by Employee, after deduction or payment of (i) any Excise Tax on Payments, (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due shall be equal to the full amount of the Payments. This Section 14 shall have an amount payable by the Company of no more than $25,000.

15. Additional Documents. The parties shall each, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement and to fulfill the obligation of the respective parties hereunder.

16. Waiver. Any waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce a provision hereof operate as a waiver of such provision or of any other provision hereof.

17. Notices. All communications with respect to this Agreement shall be considered given if delivered or sent as follows:

         (a) If to Employee, by first class certified mail, postage prepaid, return receipt requested, addressed as follows:

                  Scott Norder
                  1516 Darien Club Dr.
                  Darien, IL 60561


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         (b) If to the Company, by first class mail, postage prepaid, return receipt requested, addressed as follows:

                  Mr. Robert F. Olson, Chief Executive Officer
                  IntraNet Solutions, Inc.
                  7777 Golden Triangle Drive
                  Eden Prairie, MN 55344

or mailed to such other address as the parties hereto may designate by notice given in like manner. Notice shall be effective three (3) calendar days after mailing or upon personal delivery.

18. Entire Agreement. This Agreement, together with all exhibits and writings required or contemplated hereby, constitutes the entire Agreement between the parties hereto with respect to the transaction contemplated hereby and no party shall be liable or bound to another in any manner by and warranties, representations, or guarantees, except as specifically set forth herein.

19. Modification, Amendments and Waivers. The parties hereto at any time may, by written Agreement: (i) extend the time for the performance of any of the obligations or other acts of the parties hereto; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any exhibit, schedule, letter, certificate, or other instrument delivered pursuant hereto; (iii) waive compliance with any of the covenants or agreements contained in this Agreement; or (iv) make any other modifications of this Agreement. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed by both parties hereto.

20. Severability. No finding or adjudication that any provision of this Agreement is invalid or unenforceable shall affect the validity or enforceability of the remaining provision herein, and this Agreement shall be construed as through such invalid or unenforceable provisions were omitted.

21.      Miscellaneous.
         (a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective legal representatives, successors, and assigns of both of the parties hereto.

         (b) This Agreement is made pursuant to and shall be construed under the laws of the State of Minnesota, without regard to its conflicts of laws provisions.

         (c) This Agreement shall be executed in two (2) counterparts, but each of these counterparts shall, for all purposes, be deemed to be an original, but both counterparts shall together constitute one and the same instrument.



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IN WITNESS WHEREOF, the parties have executed this Agreement effective the date set forth above.

EMPLOYER:                                   EMPLOYEE:
INTRANET SOLUTIONS, INC.

/s/  Robert F. Olson                        /s/ Scott Norder
-------------------------                   --------------------------
By   Robert F. Olson                        Scott Norder
CEO